Exhibit 23.7

Consent of Cadwalader, Wickersham & Taft, LLP

[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT, LLP]

January 11, 2012

UBS AG

Bahnhofstrasse 45

CH-8098 Zurich

Switzerland

Ladies and Gentlemen:

We have acted as special tax counsel to UBS AG (the “Company”), in connection with the preparation and filing of certain prospectus supplements, free writing prospectuses and pricing supplements for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of the Company’s debt securities (the “Notes”).

The Prospectus, dated January 11, 2012 (the “Base Prospectus”), prospectus supplements (“Prospectus Supplement”), free writing prospectuses (“FWP”) and pricing supplements (“Pricing Supplement” and together with the Base Prospectus, Prospectus Supplement and FWP, the “Prospectus”) are included in the Registration Statement on Form F-3 (Registration No. 333-178960) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act.

We hereby consent to the reference to our name under the captions “U.S. Tax Considerations” and “Supplemental U.S. Tax Considerations” in the Prospectus relating to the Notes, insofar as this summary relates to United States federal income tax matters, and subject to the conditions and limitations set forth therein.

In giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft, LLP